EXHIBIT 10.55

CONSULTING AGREEMENT

This Consulting Agreement (the “Agreement”) is made as of the 26th day of March 2007, effective as of January 1, 2007 between CECO Environmental Corp. (the “Company”), a Delaware corporation, and Can-Med Technology, Inc. d/b/a Green Diamond Oil Corp. (“Green Diamond”).

WHEREAS, Green Diamond wants to provide management and financial consulting services to the Company that will involve advising the Company on corporate policies, marketing, strategic and financial planning, and mergers and acquisitions and related matters;

WHEREAS, the Company believes that Green Diamond’s skills, expertise and qualifications will be valuable to its business; and

WHEREAS, the Company desires to engage Green Diamond and Green Diamond desires to be engaged by the Company to provide consulting services to the Company on the terms and conditions set forth below.

NOW, THEREFORE, in consideration of the foregoing recitals and for other good and valuable consideration, the receipt, adequacy and sufficiency of which is hereby acknowledged, the parties hereby agree as follows:

1. Engagement. The Company hereby engages Green Diamond to render to it the consulting services herein described and Green Diamond hereby accepts such engagement.

2. Duties. The Company and Green Diamond agree that Green Diamond shall provide consulting services regarding the Company’s corporate policies, marketing, strategic and financial planning, including long and short-term goals, mergers and acquisitions and other business combinations, financing, growth plans and other related matters.

3. Compensation. As compensation for the consulting services to be rendered hereunder, the Company shall pay to Green Diamond a consulting fee of $30,000 per month until the termination of this Agreement (“Monthly Fees”) payable in advance on or prior to the first business day of each month at Green Diamond’s offices in Toronto, Ontario or such other address as Green Diamond shall direct. The Company and Green Diamond will review the amount of the Monthly Fees on an annual basis in December of each year, provided that the amount shall not be decreased in any year without the written consent of Green Diamond.

4. Term. This Agreement shall terminate December 31, 2011, unless terminated earlier as provided below upon the occurrence of any of the following events:

(a) At the Company’s or Green Diamond’s option if the Company or Green Diamond, respectively, pursuant to or within the meaning of any Bankruptcy Law: (i) commences a voluntary case; (ii) consents to the entry of an order for relief against it in an involuntary case; (iii) consents to the appointment of a Custodian of it or for all or substantially all of its property; or (iv) makes a general assignment for the benefit of its creditors. For purposes of this Agreement, the term “Bankruptcy Law” shall mean Title 11, United States Code, or any similar federal or state law for the relief of debtors. For purposes of this Agreement, the term “Custodian” shall mean any receiver, trustee, assignee, liquidator or similar official under any Bankruptcy Law.

(b) At the Company’s or Green Diamond’s option, respectively, if a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that: (i) is for relief against Green Diamond or the Company, respectively, in an involuntary case; (ii) appoints a Custodian (defined below) for all or substantially all of the property of Green Diamond or the Company, respectively; or (iii) orders the liquidation of Green Diamond or the Company, and the order or decree remains unstayed and in effect for 90 days.

(c) At the Company’s option for Cause. For purposes of this Agreement, “Cause” shall mean:

(i) willful and material breach by Green Diamond of any provision of this Agreement; provided the Company has delivered to Green Diamond a written notice setting forth with particularity such breach and shall have given Green Diamond an opportunity to meet with the Company and to cure such breach within 15 business days following delivery of such written notice;

(ii) any act by Green Diamond of material fraud or dishonesty including, but not limited to, stealing or falsification of company records, with respect to any aspect of the business of the Company or its affiliates; or

(iii) misappropriation of company funds.

(d) At Green Diamond’s option, upon a Change of Control of the Company. For purposes of this Agreement “Change of Control” means any of the following events:

(i) The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act (a “Person”), of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended) of 50% or more of either (A) the then outstanding shares of Common Stock of the Company or (B) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors; provided, however, that the following acquisitions shall not constitute a Change of Control: (I) any acquisition by the Company or (II) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company; or

(ii) Individuals who, as of the effective date hereof, constitute the Board of Directors of the Company (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the effective date of the plan whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least a majority of the directors then compromising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of either an actual or threatened election contest (as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Securities Exchange Act of 1934, as amended) or other actual or threatened solicitation of proxies or consents by or on behalf of a person other than the Board of Directors of the Company; or

(iii) Approval by the stockholders of the Company of a complete liquidation or dissolution of the Company or the sale or other disposition of all or substantially all of the assets of the Company.

5. Severance Fee. In the event this Agreement is terminated for any reason other than the Company’s termination of this Agreement for the reasons set forth in Section 4(c), the Company shall pay to Green Diamond a severance fee (“Severance Fee”) equal to the amount of the remaining aggregate Monthly Fees that Green Diamond would have received had this Agreement not terminated, provided that such amount shall not exceed, when taking into account all amounts considered for purposes of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), an amount equal to one dollar less than 300% of Green Diamond’s “base amount” (as defined in Section 280G(b)(3) of the Code).

6. No Quotas. Green Diamond’s consulting arrangement hereunder shall not be subject to any quotas or other similar type of performance measurement.

7. Green Diamond’s Availability. Green Diamond shall not be required to provide services to the Company for a specified number of hours or at predetermined times, other than as may be agreed upon between Green Diamond and the Company, from time to time, provided that Green Diamond shall continue to provide services at substantially the level as provided on the date hereof.

8. Independent Contractor Status. Nothing set forth herein shall be deemed or construed to create a joint venture relationship or a partnership relationship between Green Diamond and the Company or any officers or directors of Green Diamond, it being the express intention of the parties hereto that Green Diamond, in performing services hereunder, is an independent contractor and has no authority to bind the Company. Green Diamond agrees that neither it nor any of its officers and directors, acting in their capacity as officers or directors of Green Diamond, will represent or hold themselves out as joint venturers or partners of the Company, nor represent that they have any authority to contract for or bind the Company in any manner.

Green Diamond’s employees and independent contractors shall at all times remain employees and independent contractors, respectively, of Green Diamond. Green Diamond shall be solely responsible for the payment of each of its: (i) employee’s benefits and entire compensation, including employment taxes, worker’s compensation and any similar taxes associated with employment; and (ii) independent contractor’s compensation.

Green Diamond and the Company acknowledge that Phillip DeZwirek (“DeZwirek”) the Chief Executive Officer, a director and a controlling shareholder of the Company is an executive officer and a director of the Company and that this Agreement and the performance by Green Diamond of consulting services hereunder shall not affect the Company’s relationship with DeZwirek or the ability of DeZwirek to bind the Company when acting in such capacities.

9. Mutual Representations. Warranties and Covenants. Each party represents and warrants to the other that it is not a party to any agreement, contract or understanding which will in any way restrict or prohibit it from entering into this Agreement and performing its obligations hereunder in accordance with the terms and conditions of this Agreement. Each party represents and warrants to the other that it has the requisite corporate authority and other approvals necessary to enter into this Agreement and that all approvals required for the execution, delivery and performance of the terms and conditions of this Agreement have been received. Each party agrees that it shall comply with all applicable federal and state or other laws, rules and regulations in the performance of its responsibilities and the exercise of its rights hereunder.

10. The Company’s Approvals. The Company represents and warrants to Green Diamond that the consulting arrangement between Green Diamond and the Company and this Agreement have been approved by the Company’s Board of Directors.

11. Other Activities of Green Diamond. Green Diamond and its principals have the right to engage in such other business activities or businesses as they may choose, except that during the term of this Agreement Green Diamond may not engage in consulting relationships with businesses that directly compete with the business activities of the Company.

12. Indemnification. Each party shall indemnify and hold the other (including its officers, directors, employees and agents) harmless from and against any and all losses, liabilities, damages and expenses (including legal fees and expenses to be paid as incurred), judgments, fines, settlements and all other amounts arising out of any and all claims, costs, demands, actions, suits, or other proceedings (whether civil, criminal, administrative or investigative) in which the indemnified parties may be involved as parties or threatened to be involved or otherwise incurred by any of such indemnified parties arising out of or resulting from the failure by such indemnifying party or any person employed by such party to comply with the terms of this Agreement, any applicable federal, state or other law, rule or regulation relating to the provision of services under this Agreement or any gross negligence or willful misconduct of such indemnifying party occurring or alleged to have occurred in connection with or as a result of the performance or failure to perform services under this Agreement. The provisions of this section shall survive termination of this Agreement for a period of three years.

Expenses incurred in investigating claims related to and defending a civil, criminal, administrative or investigative action, suit or other proceedings shall be paid by the indemnifying parties as incurred by the indemnified parties if so requested by the indemnified parties.

The indemnification provided hereby shall be in addition to any other rights to which the indemnified parties may be entitled under any agreement, as a matter of law or otherwise.

If the right to indemnification provided shall to any extent be invalid, unenforceable or unavailable, a right of contribution shall exist for the benefit of the indemnified parties, to the extent of 99% of any and all losses, claims, damages, liabilities and expenses to which the indemnified parties may become liable, or if such level of contribution is not enforceable or otherwise invalid, in such amounts as are appropriate to reflect equitable considerations and the relative faults of each party. Such contribution provisions shall be in addition to any right to contribution otherwise available to the indemnified parties.

13. Severability. Each of the terms and provisions of this Agreement is and is to be deemed severable in whole or in part and, if any term or provision or the application thereof in any circumstance should be invalid, illegal or unenforceable, the remaining terms and provisions or the application thereof to circumstances other than those as to which it is held invalid, illegal or unenforceable, shall not be affected thereby and shall remain in full force and effect.

14. No Exclusive Rights. During the term of this Agreement, the Company shall not grant any rights to any third parties or enter into any exclusive agreements or arrangements with any third parties that would prevent Green Diamond from performing services hereunder.

15. Notices. All notices, requests, demands and other communications hereunder shall be in writing and shall be delivered personally or sent by registered or certified mail, return receipt requested, to the other parties hereto at his or its address as set forth on the signature page of this Agreement and shall be deemed received when delivered, or three days after mailing, respectively. Any party may change the address to which notices, requests, demands, and other communications hereunder shall be sent by sending written notice of such change of address to the other parties in the manner above provided.

16. No Assignment. Neither Green Diamond nor the Company may assign, transfer, pledge, encumber, hypothecate or otherwise dispose of its rights or obligations under this Agreement, and any such attempted delegation, assignment or disposition by any such party shall be null, void and without effect, unless the other party consents thereto; except, that Green Diamond may assign or transfer its rights hereunder to a successor corporation controlled by DeZwirek.

17. Waiver. Waiver by any party hereto of any breach or default by another party in respect of any of the terms and conditions of this Agreement shall not operate as a waiver of any other breach or default, whether similar to or different from the breach or default waived.

18. Entire Agreement: Modification. This writing sets forth the entire agreement and supersedes all prior agreements among the parties respecting the subject matter hereof. No modification or amendment of this Agreement or waiver or cancellation of any provision hereof shall be valid except by a written document signed by all parties hereto.

19. Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Ohio.

20. Dispute Resolution - Arbitration. All disputes arising out of or in connection with this Agreement, or for the breach thereof; shall be referred to and finally settled by arbitration (without being submitted to any court in the United States or elsewhere). Such arbitration shall take place in Cincinnati, Ohio, U.S.A. in accordance with the Commercial Rules of Procedure of the American Arbitration Association (“AAA”) by three arbitrators approved by the AAA, and shall be limited in duration to two days. The award rendered shall be final and binding upon both parties hereto, and judgment upon the award rendered may be entered in any court of competent jurisdiction.

21. Compliance with IRC Section 409A. Notwithstanding anything herein to the contrary, (i) if at the time of Green Diamond’s termination of engagement with the Company, the deferral of the commencement of any payments or benefits otherwise payable hereunder as a result of such termination of employment is necessary in order to prevent any accelerated or additional tax under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), then the Company will defer the commencement of the payment of any such payments or benefits hereunder (without any reduction in such payments or benefits ultimately paid or provided to Green Diamond) until the date that is six months following Green Diamond’s termination with the Company (or the earliest date as is permitted under Section 409A of the Code) and (ii) if any other payments of money or other benefits due to Green

Diamond hereunder could cause the application of an accelerated or additional tax under Section 409A of the Code, such payments or other benefits shall be deferred if deferral will make such payment or other benefits compliant under Section 409A of the Code, or otherwise such payment or other benefits shall be restructured, to the extent possible without any additional liability for the Company, in a manner, determined by the Compensation Committee of the Company, that does not cause such an accelerated or additional tax.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

CECO ENVIRONMENTAL CORP.

By:	/s/ Dennis W. Blazer
Title:	CFO
Address:	3120 Forrer Street
Cincinnati, OH 45209

Can-Med Technology, Inc. d/b/a Green Diamond Oil Corp.

By:	/s/ Phillip DeZwirek
Title:	President
Address:	505 University Avenue, Suite 1400 Toronto, Ontario Canada M50 1X3